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                                                                      EXHIBIT 12

O'CHARLEY'S INC.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES


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($ in thousands)                                          1999       2000         2001        2002        2003
-----------------------------------------------          -----      ------       -----       -----       ------
FIXED CHARGES
Interest Expense                                         4,052       7,260       6,412       5,176       12,987
Capitalized Interest                                       230         392         438         290          311
Amortized premiums, discounts, and capitalized
      expenses related to indebtedness                     122         138         198         380        1,166
Estimated interest in rental expense (See below)         1,958       2,293       2,674       2,799        7,158

Total fixed charges                                      6,362      10,083       9,722       8,645       21,622


CALCULATION OF ESTIMATED INTEREST
  IN RENTAL EXPENSE
Rent expense                                             5,880       6,886       8,031       8,406       21,495
Interest component per norm                               33.3%       33.3%       33.3%       33.3%        33.3%

Implied interest in rent                                 1,958       2,293       2,674       2,799        7,158


CALCULATION OF EARNINGS
Net earnings, before taxes and cumulative
  effect of change in accounting principle              24,783      29,785      26,899      41,059       31,369
Fixed charges                                            6,362      10,083       9,722       8,645       21,622
Less capitalized interest                                 (230)       (392)       (438)       (290)        (311)

Earnings                                                30,915      39,476      36,183      49,414       52,680

Ratio of earnings to fixed charges                        4.86        3.92        3.72        5.72         2.44
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